UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2011

Bluesky Systems Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52548	20-1699814
(State or other Jurisdiction of incorporation	(Commission File Number)	(I.R.S. Employer Identification No.)

1801 Century Park East, Suite 1500
Los Angeles, California 90067
(Address of principal executive offices)

(310) 277-4200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e4(c))

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Item 3.02 Unregistered Sales of Equity Securities

Pursuant to the Employment Agreement referred to in Item 5.02, the Company agreed to issue to Susan Lutz options to purchase shares of its Common Stock (the “Options”) as described in Item 5.02. The Options were issued under an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof and Regulation D.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Pursuant to an Employment Agreement dated as of November 1, 2011 (the “Employment Agreement”) but executed on December 6, 2011, the Company engaged Susan DiBiase Lutz as President. Ms. Lutz will receive a base salary of $30,000 per month and for the fiscal year commencing January 1, 2012 and for each subsequent year an annual bonus in accordance with the bonus plan established by the Company’s Board of Directors. Effective November 17, 2011, Ms. Lutz is granted options to purchase up to 2,020,000 shares of the Company’s common stock at an exercise price of $2.15 subject to the vesting schedule and conditions set forth in the Employment Agreement. The number of Option Shares may be increased to the extent that any options granted to any member of Ms. Lutz initial management team have terminated prior to vesting. Ms. Lutz is also entitled to receive additional options in the event of a liquidation event as set forth in the Employment Agreement. Additionally, Ms. Lutz is entitled to commissions on all amounts paid to the Company less amounts paid or accrued by the Company (“Net Revenues”) under license agreements pursuant to which the Company licenses or otherwise transfers intellectual property in the ordinary course of business. The commissions are 10% of Net Revenues paid during the first three years of the term of a license agreement, 5% during the fourth and fifth year and 3% during years sixth through ten.

The term of the Employment Agreement is for three years and will be automatically renewed for successive one-year periods unless either party notifies the other in writing of an intent not to renew the agreement.

Ms. Lutz, a founder of ETSec, Inc., TrustELI Inc., and Retelcom, LLC, and co-founder of SecureIT, Inc. has approximately 29 years of multidisciplinary global experience in executive management, technology implementation, business development, marketing, product development, engineering, strategic planning and profit and loss management. Ms. Lutz has built three businesses and executed the sale of three businesses successfully and the fourth to a successful International IPO. In 2010, ETSec and TrustELI were acquired by ANX eBusiness Corp., a JP Morgan Company.

From 2002-2010, Ms. Lutz was Chief Executive Officer (and founder) of ETSec, Inc. and from February 2010 to February 2011, she was General Manager of ETSec, a division of AMX eBusiness Corp. From February 2011 until joining the Company Ms. Lutz reviewed various business opportunities. Prior to founding ETSec, Ms Lutz held numerous engineering, sales, marketing and executive management roles in several organizations in the telecommunications and high technology sectors. Ms Lutz began her career with RCA Americom as an engineer, building wireless and terrestrial telecommunications infrastructures. She quickly moved up the ranks to a marketing professional and product development team lead. She next joined Cable & Wireless Company, bringing in numerous multi-million dollar outsourcing IT contracts. From there, she held a series of executive-level positions with firms in the markets of Southeast Asia, where she was instrumental in successfully orchestrating a $100 million wireless telecom merger between Korea Telecom and Philippine Telegraph and Telephone Company. Ms. Lutz returned to the United States in early 1996 to help launch a new GE Capital Information Security business unit that garnered more than $35 million contract value within its first year of operations. In 1997, Ms Lutz left GE Capital and co-founded and built SecureIT, an early pioneer firm in the evolution to secure enterprise computing. She was instrumental in SecureIT’s rapid success, generating 90% of the company’s revenue base. Ms Lutz’s efforts culminated in SecureIT’s acquisition by VeriSign Corporation within 18 months for $70 million. Ms. Lutz was retained as a key leader in the transition that followed, holding several key executive positions over the next five years. In those roles, she helped grow the business from $10 million to $150 million in revenue and build its practice up to 200 consultants.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement dated as of November 1, 2011 between the Company and Susan Lutz.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 9, 2011	Bluesky Systems Holdings, Inc.

/s/ Dan Kehoe
Dan Kehoe
President